Exhibit 99.1

Fortune Rise Acquisition Corporation Announces Pricing of $85 Million Initial Public Offering

NEW YORK, Nov. 2, 2021 /PRNewswire/ -- Fortune Rise Acquisition Corporation (NASDAQ: FRLA, the “Company”) announced today that it priced its initial public offering (“IPO”) of 8,500,000 units at a price of $10.00 per unit. The units are expected to be listed on The NASDAQ Global Market (“NASDAQ”) and trade under the ticker symbol “FRLAU” beginning on, November 03, 2021. Each unit issued in the IPO consists of one share of Class A common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one whole share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on NASDAQ under the symbols “FRLA” and “FRLAW,” respectively.

The Company has granted the underwriters a 45-day option to purchase up to an additional 1,275,000 units at the IPO price to cover over-allotments, if any.

The offering is expected to close on November 05, 2021, subject to customary closing conditions.

US Tiger Securities, Inc. and EF Hutton, division of Benchmark Investments, LLC are acting as the joint book running managers in the offering. EF Hutton, division of Benchmark Investments, LLC is also acting as qualified independent underwriter.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on November 02, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained, when available, by contacting US Tiger Securities, Inc., 437 Madison Avenue, 27th Floor, New York, New York 10022; email: IB@ustigersecurities.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Fortune Rise Acquisition Corp.

Fortune Rise Acquisition Corporation is a newly organized blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Company has not selected any business combination target and have not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target. The company's efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company is prohibited from undertaking initial business combination with any entity that conducts a majority of its business or is headquartered in China (including Hong Kong and Macau).

Forward Looking Statements

This press release includes forward looking statements that involve risks and uncertainties. Forward looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement, as amended from time to time, and prospectus for the offering filed with the SEC. Such forward-looking statements include the successful consummation of the Company’s initial public offering or exercise of the underwriters’ over-allotment option. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

SOURCE Fortune Rise Acquisition Corporation